FOX LAW OFFICES, P.A.

561 NE ZEBRINA SENDA

JENSEN BEACH, FLORIDA 34957

Telephone: (772) 225-6435

September 4, 2012

Wishbone Pet Products, Inc.

38th Street, New Sehaile

Beirut, Lebanon

Re: Wishbone Pet Products, Inc. - Status of Shares being Registered on Form S-1

Gentlemen:

We have acted as special securities counsel to Wishbone Pet Products, Inc. (the “Company”), a Nevada corporation, in connection with its filing of a registration statement on Form S-1 (the “Registration Statement”) covering the resale by selling stockholders of up to 1,500,000 shares of the Company’s common stock (the “Registered Shares”), as further described in the Registration Statement. You have requested our opinion with respect to the 1,500,000 shares to be sold.

In connection with this opinion, we have examined the following:

1. The Company’s Articles of Incorporation;

2. The Company’s By-Laws;

4. Resolutions of the Board of Directors of the Company pertaining to the Registered Shares;

5. The Registration Statement, including the constituent Prospectus contained therein; and

6. Financial records relating to the original issuance of the Registered Shares.

In addition, we have examined such other documents and made such oral inquiries as we have deemed necessary or appropriate for the opinions herein.

We have assumed that the signatures on all documents examined by us are genuine, that all copies or facsimiles of documents submitted to us are true and correct copies of the originals and conform to the originals, and that the book entries in the financial records are accurate, which assumptions have not been independently verified.

We are familiar with the General Corporation Law of the State of Nevada, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon, and is limited to, the current federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

Wishbone Pet Products, Inc.

September 4, 2012

Based upon the foregoing and such legal authorities as we have deemed relevant, and subject to the qualifications and assumptions set forth above, we are of the opinion that the Registered Shares to the which the Registration Statement and constituent Prospectus relate, have been duly and validly authorized and issued, and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Experts” in the Registration Statement.

Yours truly,

FOX LAW OFFICES, P.A.

By:	/s/ Richard C. Fox, Esq.